Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2019 EARNINGS

•	Net income of $10.3 million, 7% above first quarter 2018

•	Earnings per diluted common share of $1.05, 12% higher than first quarter 2018

•	Consistent annualized return on average assets of 1.37%, compared to 1.44% for fourth quarter 2018 and 1.34% for first quarter 2018

•	Strong average loan growth of $37 million or 7% annualized over fourth quarter 2018, and up 3% compared to first quarter 2018

•	Continued exceptional asset quality

Green Bay, Wisconsin, April 16, 2019 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced first quarter 2019 net income of $10.3 million and earnings per diluted common share of $1.05, compared to $10.9 million and $1.11 for fourth quarter 2018, and $9.6 million and $0.94 for first quarter 2018, respectively. Annualized quarterly return on average assets was 1.37%, 1.44% and 1.34%, for first quarter 2019, fourth quarter 2018 and first quarter 2018, respectively.

“We continued to post top tier results in the first quarter,” said Bob Atwell, Chairman and CEO of Nicolet. “There remains room for further improvement, but we will maintain our focus on the long term vision that has been the engine of our remarkable shareholder results.”
“Our performance was recently recognized by S&P Global,” said Mike Daniels, President and CEO of Nicolet National Bank. “Nicolet was ranked in the top 20 of best-performing banks of 2018 out of all banks with $3-10 billion in assets. While we are proud of such a ranking,” Daniels said, “we are still working to get better.”
At March 31, 2019, assets were $3.0 billion and deposits were $2.5 billion, each down $0.2 billion compared to a year ago, with March 31, 2018 assets and deposits carrying a $0.3 billion short-term transaction deposit of a long-standing commercial customer. Assets and deposits were both down slightly from December 31, 2018, reflecting a usual cyclical decline. Loans were $2.2 billion at March 31, 2019, $89 million or 4% higher than a year ago and $24 million or 4% annualized over year-end 2018.

Quarterly average loans continued on a rising trend, up $65 million or 3% over first quarter 2018 and $37 million or 7% annualized over fourth quarter 2018, while quarterly average deposits funded the growth, increasing $121 million or 5% over the comparable quarter and $39 million or 6% annualized over the linked quarter.

Net income was $10.3 million for the three months ended March 31, 2019, up $0.7 million or 7% higher than the first quarter of 2018.

Net interest income increased $0.6 million or 2%, despite $1.6 million lower aggregate discount income, predominantly attributable to a favorably resolved impaired commercial credit in first quarter 2018. Net interest income and margin improvements, excluding the aggregate discount income between the first quarter periods, benefited from higher average earning assets, improving yields from new and repricing assets in the rising rate environment, and pricing discipline on deposits. Noninterest income increased $0.4 million (4%), provision for loan losses declined $0.3 million on stronger asset quality, and noninterest expense increased $0.1 million (under 1%) between the first quarter periods.

Net income for first quarter 2019 was down $0.6 million or 5% compared to fourth quarter 2018, largely due to the first quarter having fewer earning days, as well as slower mortgage business and higher expenses that reset in the new year.

Compared to fourth quarter 2018, net interest income increased $0.4 million (2%), with fewer earning days reducing net interest income $0.4 million, though more than offset by favorable volumes and rates, as well as $0.2 million higher aggregate discount income between the linked quarters. Noninterest income was down $0.6 million or 6% from fourth quarter, led by seasonally lower mortgage volumes. Noninterest expense increased $1.1 million or 5%, due principally to a $1.2 million (or 11%) increase in personnel expense, slightly offset by a $0.1 million decrease in all other noninterest expenses combined (which included fraud contingency expenses of $0.3 million in first quarter 2019 and $0.5 million in fourth quarter 2018). The linked quarter increase in personnel expense was mostly due to salary merit increases of $0.2 million (3%), a $0.6 million increase in cash and equity incentives expense (largely resets, compared to adjustments in fourth quarter that lowered incentive amounts), and a $0.4 million increase in 401(k) expense. Income tax expense decreased $0.7 million between the linked quarters, on lower pre-tax income and a lower effective tax rate.

Asset quality remains exceptional. The allowance for loan losses remained at 0.61% of total loans at March 31, 2019. The provision for loan losses was $0.2 million for first quarter 2019 (with negligible net recoveries), compared to $0.2 million (covering $0.1 million net charge-offs) and $0.5 million (covering $0.4 million net charge-offs) for the fourth and first quarters of 2018, respectively. Nonperforming assets were $9 million, representing 0.30% of total assets at March 31, 2019.

Total capital was $399 million at March 31, 2019, an increase of $12 million or 3% since December 31, 2018, with first quarter earnings and net fair value investment changes partly offset by stock repurchases. During first quarter 2019, we utilized $5.6 million to repurchase and cancel approximately 102,700 shares of our common stock pursuant to our common stock repurchase program, compared to full year 2018 repurchase activity of approximately 408,100 common shares for $22.2 million. On February 19, 2019, our board authorized an increase to the program of $12 million. As a result, at March 31, 2019, there remained $14.1 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretation of tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended
(In thousands, except per share data)	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Results of operations:
Interest income	$33,159	$32,327	$31,880	$30,545	$30,785
Interest expense	5,684	5,298	4,938	4,742	3,911
Net interest income	27,475	27,029	26,942	25,803	26,874
Provision for loan losses	200	240	340	510	510
Net interest income after provision for loan losses	27,275	26,789	26,602	25,293	26,364
Noninterest income	9,186	9,797	10,649	10,239	8,824
Noninterest expense	22,759	21,621	23,044	22,451	22,642
Income before income tax expense	13,702	14,965	14,207	13,081	12,546
Income tax expense	3,352	4,015	3,268	3,255	2,908
Net income	10,350	10,950	10,939	9,826	9,638
Net income attributable to noncontrolling interest	83	87	80	89	61
Net income attributable to Nicolet Bankshares, Inc.	$10,267	$10,863	$10,859	$9,737	$9,577
Earnings per common share:
Basic	$1.09	$1.14	$1.13	$1.01	$0.98
Diluted	$1.05	$1.11	$1.09	$0.98	$0.94
Common Shares:
Basic weighted average	9,461	9,526	9,633	9,639	9,765
Diluted weighted average	9,758	9,814	9,949	9,970	10,225
Outstanding	9,431	9,495	9,577	9,643	9,699
Noninterest Income:
Trust services fee income	$1,468	$1,583	$1,638	$1,671	$1,606
Brokerage fee income	1,810	1,968	1,732	1,738	1,604
Mortgage income, net	1,203	1,834	1,902	1,528	1,080
Service charges on deposit accounts	1,170	1,208	1,247	1,200	1,190
Card interchange income	1,420	1,583	1,481	1,358	1,243
Other noninterest income	1,943	1,774	2,503	1,772	1,897
Noninterest income without net gains	9,014	9,950	10,503	9,267	8,620
Asset gains (losses), net	172	(153)	146	972	204
Total noninterest income	$9,186	$9,797	$10,649	$10,239	$8,824
Noninterest Expense:
Personnel expense	$12,537	$11,327	$12,983	$12,674	$12,492
Occupancy, equipment and office	3,750	3,673	3,660	3,454	3,787
Business development and marketing	1,281	1,185	1,334	1,463	1,342
Data processing	2,355	2,420	2,375	2,399	2,320
Intangibles amortization	1,053	1,053	1,054	1,100	1,182
Other noninterest expense	1,783	1,963	1,638	1,361	1,519
Total noninterest expense	$22,759	$21,621	$23,044	$22,451	$22,642

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended
(In thousands, except per share data)	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Period-End Balances:
Loans	$2,189,688	$2,166,181	$2,143,457	$2,128,624	$2,100,597
Allowance for loan losses	13,370	13,153	12,992	12,875	12,765
Investment securities available-for-sale, at fair value	407,693	400,144	410,911	401,975	401,130
Goodwill and other intangibles, net	123,254	124,307	125,360	126,124	127,224
Total assets	3,041,091	3,096,535	3,000,902	2,922,151	3,223,935
Deposits	2,538,486	2,614,138	2,522,156	2,455,536	2,765,090
Stockholders’ equity	398,767	386,609	377,171	370,584	363,988
Book value per common share	42.28	40.72	39.38	38.43	37.53
Tangible book value per common share (1)	29.21	27.62	26.29	25.35	24.41
Average Balances:
Loans	$2,179,420	$2,142,870	$2,134,448	$2,117,828	$2,114,345
Interest-earning assets	2,734,936	2,693,752	2,664,316	2,742,976	2,584,070
Total assets	3,047,068	2,996,553	2,971,247	3,044,466	2,896,533
Deposits	2,556,927	2,518,378	2,497,439	2,583,112	2,436,103
Interest-bearing liabilities	1,946,210	1,867,327	1,931,119	2,084,361	1,925,443
Goodwill and other intangibles, net	123,892	124,930	125,798	126,646	127,801
Stockholders’ equity	391,027	379,846	375,507	364,988	366,002
Financial Ratios: (2)
Return on average assets	1.37%	1.44%	1.45%	1.28%	1.34%
Return on average common equity	10.65	11.35	11.47	10.70	10.61
Return on average tangible common equity (1)	15.59	16.91	17.25	16.39	16.31
Average equity to average assets	12.83	12.68	12.64	11.99	12.64
Stockholders’ equity to assets	13.11	12.49	12.57	12.68	11.29
Tangible common equity to tangible assets (1)	9.44	8.83	8.76	8.74	7.65
Loan yield	5.51	5.38	5.35	5.10	5.39
Earning asset yield	4.89	4.76	4.75	4.46	4.81
Cost of interest-bearing deposits	1.04	0.98	0.87	0.77	0.68
Cost of funds	1.18	1.12	1.01	0.91	0.82
Net interest margin	4.05	3.98	4.02	3.77	4.20
Net loan charge-offs to average loans	(0.00)	0.01	0.04	0.08	0.08
Nonperforming loans to total loans	0.40	0.25	0.48	0.51	0.56
Nonperforming assets to total assets	0.30	0.19	0.38	0.41	0.40
Allowance for loan losses to loans	0.61	0.61	0.61	0.60	0.61
Effective tax rate	24.46	26.83	23.00	24.88	23.18
Selected Items:
Interest income from resolving PCI loans (rounded)	$200	$100	$300	$100	$1,500
Tax-equivalent adjustment on net interest income	272	278	285	289	298

1
The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.

2	Income statement-related ratios for partial-year periods are annualized.